Exhibit 99.(d)(12)(xi)

AMENDMENT NO. 11 TO THE

PORTFOLIO MANAGEMENT AGREEMENT

THIS AMENDMENT effective as of this 1st day of May, 2022 is made to the Portfolio Management Agreement (the “Agreement”) made the 1st day of May 2008, as amended from time to time, by and among J.P. Morgan Investment Management Inc., a Delaware Corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on May 1, 2022. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Subadviser and Trust (together, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.            The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment to the Agreement as of the date first above written.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Ana Brands
Name: Ana Brands
Title: Vice President